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John Hancock Funds II
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JOHN HANCOCK FUNDS II
601 Congress Street
Boston, Massachusetts 02210-2805
December 23, 2011
Dear Shareholders:
     Enclosed is the Information Statement of John Hancock Funds II (“JHF II”) regarding a new subadvisory agreement with Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) for the JHF II Large Cap Fund (the “Fund”). GMO will succeed UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) as subadviser to the Fund, effective January 19, 2012. Under the new subadvisory agreement, GMO will provide, as UBS Global AM currently provides, asset management services to the Fund.
     The Board of Trustees of JHF II approved the new subadvisory agreement with GMO. The new subadvisory agreement with GMO is not expected to result in any reduction in the level or quality of subadvisory services provided to, and does not result in any increase in the advisory or subadvisory fee rates for, the Fund.
     Please note that JHF II is not required to obtain shareholder approval, and We Are Not Asking for a Proxy and You are Requested Not To Send Us a Proxy, with respect to this subadviser change. The enclosed Information Statement provides information about the new subadvisory agreement and GMO.
     If you have any questions regarding the Information Statement, please contact a John Hancock Funds Customer Service Representative at 1-800-225-5291.

Sincerely,
/s/ THOMAS M. KINZLER
Thomas M. Kinzler
Secretary John Hancock Funds II

JOHN HANCOCK FUNDS II
601 Congress Street
Boston, Massachusetts 02210-2805

INFORMATION STATEMENT
NEW SUBADVISORY AGREEMENT
FOR THE LARGE CAP FUND

INTRODUCTION
     This Information Statement details a subadviser change relating to the Large Cap Fund (the “Fund”), a series of John Hancock Funds II (“JHF II” or the “Trust”). At a meeting held on December 14-16, 2011, the Board of Trustees of the Trust (the “Board” or “Trustees”), including all the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust or John Hancock Investment Management Services, LLC (the “Independent Trustees”) approved a new subadvisory agreement appointing Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) to serve as the new subadviser to the Fund. At the same time, the Board approved the termination of UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) as subadviser to the Fund. These changes will become effective on January 19, 2012. At the same meeting, the Board determined that the Fund’s continuation was not in the best interests of the Trust, the Fund, or the Fund’s shareholders as a result of certain factors, including anticipated redemption requests from shareholders holding substantially all of the Fund’s outstanding shares. As such, the Board approved a Plan of Liquidation and Termination (the “Plan”) pursuant to which the Fund is to be liquidated and terminated effective January 19, 2012, and the majority of shareholder redemptions are expected to occur by April 2012. As such, GMO will serve as subadviser to the Fund in anticipation of its liquidation and for purposes of managing the portfolio in connection with the Plan. A discussion of the Board’s determination to appoint GMO as the Fund’s subadviser is provided in the “Board Consideration of New Subadvisory Agreement” section below.
     JHF II. JHF II is a no-load, open-end management investment company, commonly known as a mutual fund, registered under the 1940 Act. The shares of JHF II are divided into separate series or funds, including the Fund.
     Investment Management. John Hancock Investment Management Services, LLC (the “Adviser”) serves as investment adviser to JHF II and the Fund. Pursuant to an investment advisory agreement with JHF II, the Adviser is responsible for, among other things, administering the business and affairs of JHF II and selecting, contracting with, compensating and monitoring the performance of the investment subadviser that manages the investment of the assets of the Fund or provides other subadvisory services pursuant to a subadvisory agreement with the Adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
     The Distributor. John Hancock Funds, LLC (the “Distributor”) serves as JHF II’s distributor.
     The offices of the Adviser and the Distributor are located at 601 Congress Street, Boston, Massachusetts 02210. Their ultimate controlling parent entity is Manulife Financial Corporation (“MFC”), a publicly traded company based in Toronto, Canada. MFC and its subsidiaries operate as “Manulife Financial” in Canada and Asia and primarily as “John Hancock” in the United States.
     Pursuant to an exemptive order (the “Order”) received from the Securities and Exchange Commission (“SEC”), the Adviser is permitted to appoint a new subadviser for a fund or change the terms of an existing subadvisory agreement (including subadvisory fees) solely with Board approval, subject to certain conditions, and without obtaining shareholder approval, provided that the subadviser is not an affiliate of the Adviser. Because the new subadvisory agreement described in this Information Statement will not involve a subadviser that is affiliated with the Adviser, pursuant to the Order, JHF II is not required to obtain shareholder approval, We Are Not Asking for a Proxy and You are Requested Not To Send Us a Proxy, with respect to this subadviser change.

     Annual and Semi-Annual Reports. JHF II will furnish, without charge, a copy of its most recent annual report and semi-annual report to any shareholder upon request. To obtain a report, please call JHF II at 1-800-225-5291.
NEW SUBADVISORY AGREEMENT
FOR THE LARGE CAP FUND
     As described in more detail in the introduction, at its in-person meeting held on December 14-16, 2011, the Board approved a new subadvisory agreement appointing GMO as subadviser for the Fund, replacing the Fund’s current subadviser, UBS Global AM.
     Under the new subadvisory agreement, and as more fully described below, GMO will provide, as UBS Global AM currently provides, asset management services for the Fund. The new subadvisory agreement is not expected to result in any reduction in the level or quality of subadvisory services provided to, or any increase in the advisory or subadvisory fee rates for, the Fund. The new subadvisory agreement with GMO is dated January 19, 2012. The current subadvisory agreement with UBS Global AM, dated October 17, 2005, as amended, was most recently approved by the Board (including a majority of the Independent Trustees) at its in-person Board meeting on May 26-27, 2011 in connection with its annual review and continuance of such agreements.
     The expenses of the preparation and mailing of this Information Statement are being paid by the Fund.
GMO
     GMO is a Massachusetts limited liability company that is registered as an investment adviser under the Advisers Act. The principal offices of GMO are located at 40 Rowes Wharf, Boston, Massachusetts 02110.
New Subadvisory Agreement
     The principal responsibilities of GMO under the new subadvisory agreement, and of UBS Global AM under the current subadvisory agreement, are substantially the same. The subadviser manages the day-to-day investment and reinvestment of the assets of the Fund, subject to the supervision of the Board and the Adviser, and formulates a continuous investment program for the Fund consistent with its investment objective and policies. The subadviser implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser. Certain terms of the agreements, including certain differences, are described below under “Subadvisory Fees — Current and New Subadvisory Agreements.”
     Subadviser Compensation. As compensation for their services under the new and current subadvisory agreements, GMO will be paid, and UBS Global AM is paid, a subadvisory fee with respect to the Fund. Subadvisory fees are calculated and accrued daily based upon the Fund’s Daily Combined Net Assets (as defined below), and the sum of the daily fee accruals is paid monthly in arrears. Under both agreements, the subadvisory fee accrued each calendar day is calculated by applying the annual percentage rates (including breakpoints) to the Daily Combined Net Assets and dividing by 365 (366 in a leap year). Under both the new and the current subadvisory agreements, the “Daily Combined Net Assets” of the Fund consist of the net assets of the Fund and the net assets of the Large Cap Trust, a series of John Hancock Variable Insurance Trust (“JHVIT”). Subadvisory fees are paid by the Adviser, not by the Fund.
Subadvisory Fees — Current and New Subadvisory Agreements
     Under both the current and the new subadvisory agreements, the annual percentage rates of the subadvisory fee for the Fund are 0.330% of Daily Combined Net Assets up to $250 million; 0.280% of Daily Combined Net Assets in excess of $250 and up to $500 million; 0.230% of Daily Combined Net Assets in excess of $500 and up to $750 million; and 0.200% of Daily Combined Net Assets in excess of $750 million. For the fiscal year ended August 31, 2011, the Adviser paid UBS Global AM an aggregate amount of $957,670. If the new subadvisory agreement with GMO had been in effect for that entire period, the subadvisory fee for the Fund would have been the same.

Changes in Non-Fundamental Investment Policies
          In connection with approving the new subadvisory agreement with GMO for the Fund, the Board also approved changing certain non-fundamental investment policies of the Fund to accommodate GMO’s management of the Fund. Changes to the Fund’s amended investment policies include the method that GMO uses in selecting equities for the Fund. As amended, in selecting equities for the Fund, GMO may use a combination of quantitative and qualitative investment methods to identify equities that GMO believes present positive return potential relative to other equities. Some of these methods evaluate individual equities or a group of equities (e.g., equities of companies in a particular industry) based on the ratio of their price to historical financial information, including book value, cash flow and earnings, and forecasted financial information provided by industry analysts. GMO may compare these ratios to industry or market averages in assessing the relative attractiveness of an equity or a group of equities. Other methods used by GMO focus on evaluating patterns of price movement or volatility of an equity or group of equities relative to the Fund’s investment universe. GMO also may adjust the Fund’s portfolio for factors such as position size, industry and sector exposure, and market capitalization. For additional information about the Fund’s investment policies, refer to the Fund’s registration statement that is expected to be filed with the SEC on or about December 23, 2011.
Board Consideration of New Subadvisory Agreement
          At an in-person meeting on December 14-16, 2011, the Board, including all of the Independent Trustees, approved the subadvisory agreement appointing GMO as the new subadviser to the Fund, replacing UBS Global AM.
          The Board, including the Independent Trustees, is responsible for approving the Adviser’s selection of fund subadvisers and approving the Fund’s subadvisory agreements, their periodic continuation and any amendments. Consistent with SEC rules, the Board regularly evaluates the subadvisory arrangements of JHF II, including consideration of the factors listed below. The Board also may consider other factors (including conditions and trends prevailing generally in the economy, the securities markets and the industry) and does not treat any single factor as determinative, and each Trustee may attribute different weights to different factors. The Board is furnished with an analysis of its fiduciary obligations in connection with its evaluation and, throughout the evaluation process, the Board is assisted by counsel for JHF II and the Independent Trustees are also separately assisted by independent legal counsel. The factors considered by the Board with respect to the Fund are:
•	the nature, extent and quality of the services to be provided by the subadviser to the Fund;

•	the investment performance of the Fund and its subadviser;

•	the extent to which economies of scale would be realized as the Fund grows and whether fee levels reflect these economies of scale for the benefit of Fund shareholders;

•	the costs of the services to be provided and the profits to be realized by the subadviser from its relationship with JHF II; and

•	comparative services rendered and comparative subadvisory fee rates.
          With respect to its evaluation of subadvisory agreements with entities that are not affiliated with the Adviser, the Board believes that, in view of JHF II’s “manager-of-managers” advisory structure, the costs of the services to be provided and the profits to be realized by those subadvisers that are not affiliated with the Adviser from their relationship with JHF II, generally, are not a material factor in the Board’s consideration of these subadvisory agreements because such fees are paid to subadvisers by the Adviser and not by the funds and because the Board relies on the ability of the Adviser to negotiate such subadvisory fees at arm’s-length.
          In evaluating subadvisory arrangements, the Board also considers other material business relationships that unaffiliated subadvisers and their affiliates have with the Adviser or its affiliates, including the involvement by certain affiliates of certain subadvisers in the distribution of financial products, including shares of JHF II, offered by the Adviser and other affiliates of the Adviser (“Material Relationships”).
          In considering the new subadvisory agreement with GMO, the Board received in advance of the meeting a variety of materials relating to the Fund and GMO, including performance information for relevant benchmark indices and comparable funds. The Board also took into account discussions with management and information provided to the Board in its meetings throughout the year with respect to the services provided by the current sub-adviser to the Fund, as well as the services provided by GMO with respect to other funds in the Trust and in John Hancock Variable Insurance Trust, including quarterly performance reports prepared by management containing reviews of investment results, and periodic presentations from the current sub-adviser to the Fund.
          Throughout the process, the Trustees were afforded the opportunity to ask questions of and request additional information from management. The Independent Trustees also discussed the proposed approval of the new subadvisory agreement in private sessions with their independent legal counsel at which no representatives of management were present.
          In making its determination with respect to the new subadvisory agreement and with reference to the factors that it considers in considering approval of subadvisory agreements, the Board reviewed and considered:
•	information relating to the subadviser’s business, including current subadvisory services to JHF II (and other funds in the John Hancock family of funds);

•	the performance of the Fund and the performance of other Trust funds (and other funds in the John Hancock family of funds) that are managed by the subadviser through September 30, 2011;

•	the subadvisory fee for the Fund, including any breakpoints; and

•	information relating to the nature and scope of any Material Relationships and their significance to the Adviser and the subadviser.
          With respect to the services to be provided by GMO, the Board considered, among other information, GMO’s current level of staffing and its overall resources. The Board took into account GMO’s history and investment experience, as well as information regarding the qualifications, background and responsibilities of GMO’s investment personnel who would provide services to the Fund. The Board also took into account its knowledge of GMO’s management and the quality of the performance of its duties through GMO’s provision of services to other funds in the Trust and John Hancock Variable Insurance Trust and information received during the past year, including among other things, GMO’s compliance program and any disciplinary history. The Board also considered GMO’s risk assessment and monitoring process. The Board also noted that the Trust’s Chief Compliance Officer and his staff conduct regular, periodic compliance reviews with GMO and present reports to the Independent Trustees regarding the same, which includes evaluating the regulatory compliance systems of GMO and procedures reasonably designed by it to assure compliance with the federal securities laws. The Board also took into account GMO’s financial condition.
          The Board considered GMO’s investment process and philosophy. The Board also took into account the sub-advisory fees proposed to be paid to the Adviser to fees charged by GMO to manage other sub-advised portfolios. Particular considerations of the Board at the December 14-16, 2011 meeting in approving the new subadvisory agreement with GMO for the Fund included the following:
•	GMO has demonstrated skills as a manager, is currently the subadviser to multiple funds of the Trust and John Hancock Variable Insurance Trust and the Board is generally satisfied with GMO’s management of these funds and may be expected to provide a high quality of investment management services and personnel to the Fund.

•	The U.S. Equity Trust, a JHVIT fund managed by GMO with similar investment policies to the Fund, has outperformed the Fund, its benchmark index and peer group for the one-, three- and five-year periods ended September 30, 2011.

•	The subadvisory fees for the Fund are: (i) within industry norms; (ii) the same as under the prior subadvisory agreement with UBS Global AM; (iii) paid by the Adviser and not by the Fund and are the product of arm’s length negotiation between the Adviser and GMO, and approval of the new subadvisory agreement with GMO will not result in any change in the advisory fees for the Fund; and (iv) are reasonable.

•	Subadvisory fees are reflected as breakpoints in the advisory fees for the Fund.

•	While it is anticipated that the Fund will liquidate during the second quarter of 2012 due to shareholder redemptions, the appointment of GMO as subadviser of the Fund will afford its shareholders the potential opportunity for more consistent performance prior to the Fund’s termination.
          Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent counsel, the Board, including the Independent Trustees, concluded that approval of the new subadvisory agreement with GMO would be in the best interest of the Fund and its shareholders. Accordingly, the Board, and the Independent Trustees voting separately, approved the new subadvisory agreement with GMO.

Additional Information About GMO
          GMO is controlled by active employee-members of that firm (“Members”). The Members, analogous to partners in other organizations, include senior individuals in the firm. No Member owns more than 25% of the membership interests in the firm, although Robert Jeremy Grantham, Richard Arthur Mayo, and Eyk Alexander De Mol Van Otterloo each own at least 10% of GMO’s voting securities. The business address of each such person is c/o Grantham, Mayo, Van Otterloo & Co., LLC, 40 Rowes Wharf, Boston, Massachusetts 02110. Dr. Thomas Hancock and Sam Wilderman, CFA are primarily responsible for the day-to-day management of the Fund’s assets.
          During the last fiscal year, the Fund did not pay commissions to any affiliated broker of the Fund.
Management of GMO. The names and principal occupations of the principal executive officers and directors of GMO are listed below. The business address of each such person is c/o Grantham, Mayo, Van Otterloo & Co., LLC, 40 Rowes Wharf, Boston, Massachusetts 02110.

Name	Principal Occupation
Robert Jeremy Grantham	Board member
Eyk Alexander De Mol Von Otterloo	Board member
John William Rosenblum	Board member and Vice Chairman
Christopher Darnell	Board member
Arjun Divecha	Board member
Benjamin Inker	Board member
Bradley Jay Hilsabeck	Board member and Chief Executive Officer
Joseph B. Kittredge	General Counsel
John B. McGinty	Chief Compliance Officer
Jean-Pierre Mittaz	Chief Operating Officer
Forrest Berkley	Board member
Myra R. Drucker	Board member
          Similar Investment Companies Advised by GMO. GMO currently acts as adviser or subadviser to the following registered investment companies or series thereof having investment objectives and policies similar to those of the Fund. The table below also states the approximate size of each such fund as of September 30, 2011 and the current advisory or subadvisory fee rate(s) for each fund as a percentage of average daily net assets, or as otherwise stated.

	Net Assets as of	Advisory or Subadvisory
Name of Fund	September 30, 2011	Fee Rate Payable to GMO
U.S. Equity Fund, a series of JHF II	$1.051 billion	0.330% of Daily Combined Net Assets* up to $500 million

0.310% of Daily Combined Net Assets Between $500 million and $1 billion

0.290% of Daily Combined Net Assets in Excess of $1 billion

U.S. Equity Trust, a series of JHVIT	$736.099 million	0.330% of Daily Combined Net Assets* up to $500 million

0.310% of Daily Combined Net Assets Between $500 million and $1 billion

0.290% of Daily Combined Net Assets in Excess of $1 billion

*	“Daily Combined Net Assets” for the purpose of the funds in the table above, consist of the assets of the U.S. Equity Fund, a series of JHF II, and the assets of the U.S. Equity Trust, a series of JHVIT.
Description of Current and New Subadvisory Agreements
     The terms of the current and new subadvisory agreements are substantially similar and are described generally below. For convenience, and except when noting differences between the agreements, the agreements are collectively referred to as the “subadvisory agreement” and GMO and UBS Global AM generally are collectively referred to as the “subadviser.”
     Duties of the Subadviser. Subject to the supervision of the Board and the Adviser, the subadviser manages the investment and reinvestment of the assets of the Fund, and formulates a continuous investment program for the Fund consistent with its investment objective and policies as described in the then current registration statement of JHF II. The subadviser implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser. At its expense, the subadviser furnishes all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully. The subadviser also furnishes administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and shareholder accounting services). In addition the subadviser maintains all accounts, books and records with respect to actions by the subadviser on behalf of the Fund as are required to be maintained by an investment adviser to a registered investment company under the 1940 Act, the Advisers Act and the rules thereunder.
     The subadviser selects brokers and dealers to effect all transactions, places all necessary orders with brokers, dealers, or issuers and negotiates brokerage commissions if applicable. The subadviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement, as amended. The subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the subadviser’s overall responsibilities with respect to accounts managed by the subadviser. The subadviser may use for the benefit of its other clients, or make available to companies affiliated with the subadviser or its directors for the benefit of its clients, any such brokerage and research services that the subadviser obtains from brokers or dealers, as described above.

     Term. The subadvisory agreement initially continues in effect for a period of no more than two years from the later of the date of its execution or its approval by the Board and thereafter only if such continuance is specifically approved at least annually either: (a) by the Trustees; or (b) by the vote of a “majority of the outstanding voting securities” of the Fund (as defined by the 1940 Act). In either event, such continuance must also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.
     Any required shareholder approval of any continuance of the subadvisory agreement is effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve such continuance even if such continuance may not have been approved by a majority of the outstanding voting securities of: (a) any other fund affected by the subadvisory agreement; or (b) all of the funds of JHF II.
     If the outstanding voting securities of the Fund fail to approve any continuance of the subadvisory agreement, the subadviser will continue to act as subadviser with respect to the Fund, pending the required approval of the continuance of the agreement or a new agreement with either the subadviser or a different subadviser, or other definitive action, provided, that the compensation received by the subadviser in respect of the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.
     Termination. The subadvisory agreement provides that it may be terminated at any time, without the payment of any penalty, by the Trustees, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to the Fund, by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser and the subadviser, or by the Adviser or subadviser on sixty days’ written notice to the Trust and the other party. This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.
     Amendments. The subadvisory agreement may be amended by the parties to the agreement provided the amendment is approved by the vote of a majority of the Trustees and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of any amendment will be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve the amendment, even if the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the funds of JHF II.
     As described above, pursuant to the Order and with respect to subadvisers that are not affiliates of JHF II or the Adviser, the Adviser is permitted to appoint a new unaffiliated subadviser for the Fund or change the terms of a subadvisory agreement (including subadvisory fees) without obtaining shareholder approval. JHF II, therefore, is able to engage non-affiliated subadvisers from time to time without the expense and delays associated with holding a meeting of shareholders.
     Liability of Subadviser. Neither the subadviser nor any of its directors, members, officers or employees will be liable to the Adviser or JHF II for any error of judgment or mistake of law or for any loss suffered by the Adviser or JHF II in connection with the matters to which the subadvisory agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the subadviser or any of its directors.
     Consultation with Subadvisers to the Fund. Consistent with Rule 17a-10 under the 1940 Act, the subadvisory agreement prohibits the subadviser from consulting with the following entities concerning transactions for a fund in securities or other assets: (a) other subadvisers to the Fund; (b) other subadvisers to another fund in the Trust; and (c) other subadvisers to funds under common control with the Fund.
     Confidentiality of JHF II Portfolio Holdings. The subadviser is required to treat JHF II portfolio holdings as confidential in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and prohibit its employees from trading on any such confidential information.

     Compliance Policies. The subadviser agrees to provide the Adviser with its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of the agreement, the subadviser will provide the Adviser with information relating to various compliance matters including material changes in the Compliance Policies and information and access to personnel and resources that the Adviser may reasonably request to enable JHF II to comply with Rule 38a-1 under the 1940 Act.